UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 12, 2009
O’CHARLEY’S INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	0-18629	62-1192475

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3038 Sidco Drive Nashville, Tennessee	37204

(Address of Principal Executive Offices)	(Zip Code)
(615) 256-8500

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     The disclosure under Item 5.02 below is incorporated by reference into this Item 1.01 to the extent that such Item 5.02 describes the entrance into a material definitive agreement by O’Charley’s Inc. (the “Company”).
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Retirement and Transition of Gregory L. Burns
     On February 12, 2009, the Company entered into a Transition Agreement and General Release (the “Transition Agreement”) with Gregory L. Burns. Pursuant to the Transition Agreement, Mr. Burns retired effective as of the adjournment of the Board of Directors’ regularly scheduled meeting held on February 12, 2009 (the “Retirement Date”) as the Chairman of the Company’s Board of Directors (the “Board”), President and Chief Executive Officer, from all committees of the Board, and from all positions with subsidiaries of the Company. Mr. Burns will continue to serve as a director of the Company until the expiration of his term at the Company’s 2009 Annual Meeting of Shareholders (the “2009 Annual Meeting”), but will not stand for re-election to the Board at the 2009 Annual Meeting.
     Pursuant to the Transition Agreement, Mr. Burns will serve as a consultant to the Company, providing strategic advice and analysis as reasonably requested, until the expiration of his term as director at the 2009 Annual Meeting. He will be paid a total of $175,000 in cash for such services. Subject to his compliance with the terms of the Transition Agreement, Mr. Burns will receive on March 16, 2009 a lump sum cash payment equal to the cash amounts he would have been entitled to under his Executive Employment Agreement with the Company dated March 10, 2008 (the “Employment Agreement”) upon a Termination For Good Reason (as defined in the Employment Agreement), as well as the health insurance benefits and accelerated vesting of his outstanding stock options and restricted stock awards that he is entitled to thereunder.
     The Transition Agreement stipulates that Mr. Burns will remain subject to the noncompetition, nonsoliciation and confidentiality covenants in the Employment Agreement. Additionally, Mr. Burns has agreed that during the term of such covenants, he will neither by himself or in conjunction with another person seek to acquire any of the Company’s voting securities or take any related actions, provided that Mr. Burns may for investment purposes for his own or family accounts acquire up to an aggregate of 5% of the then outstanding shares of any class of the Company’s publicly traded voting securities. Mr. Burns entered into a general release of claims against the Company as of the Retirement Date and will enter into an identical general release of claims as of his retirement from the Board.
     The Transition Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference into this Item 5.02 and Item 1.01 above in its entirety.

(c) Appointment of Lawrence E. Hyatt as President and Interim Chief Executive Officer
     Upon the Retirement Date, Lawrence E. Hyatt, the Company’s Chief Financial Officer, Secretary and Treasurer, age 54, became the Company’s Interim President and Chief Executive Officer, in addition to his current positions with the Company. As previously reported, Mr. Hyatt will receive an additional $1,500 per week in compensation from the Company in consideration of undertaking these additional duties. A description of Mr. Hyatt’s business background and experience is incorporated by reference to the Company’s Annual Report on Form 10-K for the Company’s 2007 fiscal year filed with the Securities and Exchange Commission on March 12, 2008. The Executive Committee of the Board has initiated a search for a new permanent Chief Executive Officer.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits.

10.1	Transition Agreement and General Release, dated February 12, 2009, by and between Gregory L. Burns and O’Charley’s Inc. and its subsidiaries, affiliates and related entities

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

O’CHARLEY’S INC.
By:	/s/ Lawrence E. Hyatt
Lawrence E. Hyatt
Interim President and Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer

Date: February 12, 2009

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Transition Agreement and General Release, dated February 12, 2009, by and between Gregory L. Burns and O’Charley’s Inc. and its subsidiaries, affiliates and related entities